Exhibit 99.4

CINERGY CORP.

BUSINESS SEGMENT SUMMARY INFORMATION

For the Quarter Ended March 31

(unaudited)

(dollars in thousands, except per share amounts)

	2005	2004
Regulated Businesses

Net Income	$75,896	$80,861

Earnings Per Share - diluted	$0.39	$0.44

Operational Statistics:
Electric Retail MWh Sales and Transportation	13,310,288	13,367,364
Gas Retail Mcf Sales and Transportation	38,537,137	41,640,672
Electric Customers (End of Period)	1,569,861	1,546,261
Gas Customers (End of Period)	513,577	513,422

Commercial Businesses

Net Income	$45,192	$44,736

Earnings Per Share - diluted	$0.23	$0.25

Operational Statistics:
Electricity Trading Volumes (MWhs)	50,317,278	45,604,114
Physical and Financial Gas Trading Volumes (Bcf/d)	71.6	45.8

Power Technology & Infrastructure Services

Net Income	$(3,732)	$(22,582)

Earnings Per Share - diluted	$(0.02)	$(0.12)

For 2004, the Regulated and Commercial segments have each been restated from prior presentations to reflect the reclassification of PSI's off-sytem sales from the Commercial Businesses to the Regulated Businesses.